Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-124534; 333-151920; 333-173055, as amended by post-effective amendment on Form S-8; 333-188590; 333-218181; 333-218182; 333-231025; and 333-261482); on Form S-3 (Nos. 333-248675; and 333-249669); on Form S-4 (No. 333-97899); and on Form S-4 as amended by post-effective amendment on Form S-8 (No. 333-207260) of Schlumberger Limited of our report dated January 25, 2023 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 25, 2023